NEWS RELEASE

Del Monte Foods Company
P.O. Box 193575
San Francisco, CA 94119-3575

DEL MONTE FOODS COMPANY REPORTS
FISCAL 2005 SECOND QUARTER RESULTS

Delivers Strong Revenue Growth of 6.9%

Lowers Full Year EPS Guidance Due to Increased Energy/Logistics Costs

SAN FRANCISCO, December 2, 2004 — Del Monte Foods Company (NYSE: DLM) today reported diluted earnings per share of $0.20 for the second quarter ended October 31, 2004, compared to $0.19 per diluted share for the prior year period. Integration costs of $4.2 million ($0.01 per share) and $7.7 million ($0.02 per share) are included in the results for the second quarter of fiscal 2005 and fiscal 2004, respectively. These earnings per share results are consistent with the guidance the company previously provided.

Net sales increased 6.9% from the prior year period to $846.6 million. The increase in sales was driven by new product introductions, increased pricing, and higher volumes from increased marketing support and successful merchandising.

Income from continuing operations increased to $41.8 million for the quarter from $40.7 million a year ago. Increased volume and pricing, combined with cost reduction actions and lower overhead expenses, offset increased inflationary and other costs in steel, ingredients, energy and logistics as well as higher marketing spending. In addition, lower interest expense was partially offset by the higher effective income tax rate.

“Our second quarter results reflect successful performance in the marketplace although costs were negatively impacted by inflationary pressures,” said Richard G. Wolford, Chairman, President and CEO of Del Monte Foods. “We continued to invest in our powerful brands with targeted marketing and new product introductions, actions which helped drive top-line growth of almost 7% and are expected to position us for continued growth over the longer term. Additionally, in a tough inflationary environment, we largely offset industry-wide cost pressures with carefully executed price increases.

“In the second half, we plan to continue to invest in our brands and new product initiatives. We believe that the success of these actions, along with our strong second quarter growth and the pricing actions we have already taken, will result in higher than originally expected fiscal 05 revenue growth. However, higher than anticipated energy and logistics costs will put pressure on our bottom-line.”

Six Months Ended October 31, 2004

The Company reported diluted earnings per share of $0.24 for the six months ended October 31, 2004, compared to $0.26 per diluted share for the prior year period. Integration costs of $12.8 million ($0.03 per share) and $14.7 million ($0.04 per share) are included in the results for the first half of fiscal 2005 and fiscal 2004, respectively.

Net sales increased 5.0% from the first half of fiscal 2004 to $1,472.6 million, driven by new product introductions, increased pricing, and higher volumes from increased marketing support and successful merchandising.

Income from continuing operations was $50.4 million for the first six months of fiscal 2005 versus $54.2 million a year ago. This decrease in income was driven by the increased inflationary and other costs mentioned above, marketing investments, and corporate expenses partially offset by increased pricing, increased volume and lower interest expense.

Outlook

The Company now expects fiscal 2005 sales growth of approximately 2% to 3% over fiscal 2004 net sales of $3,129.9 million and diluted earnings per share from continuing operations of $0.76 to $0.81, including integration expense of approximately $0.06 per share. This compares to $0.76 of diluted earnings per share from continuing operations in fiscal 2004, which included integration expense of $0.13 per share. The Company previously said it expected fiscal 2005 sales growth of 1% to 2% over fiscal 2004 and diluted earnings per share from continuing operations of approximately $0.81 to $0.86, including integration expense of approximately $0.06 per share.

The Company expects the year-over-year increase in sales to be driven by continued marketing investment and new product activities as well as the impact of prior pricing actions, offset by the absence of the 53rd week in fiscal 2005 when compared to fiscal 2004. Fiscal 2005 earnings results are expected to be driven by increased sales volume, favorable pricing, cost reduction initiatives and lower incentive compensation, offset primarily by the inflationary and other cost increases mentioned above and planned increases in marketing investments over the prior year. Specifically, energy and logistics costs are higher than originally anticipated and now expected to continue as such for the balance of the year, driven by factors including rate increases, fuel surcharges and other logistics related issues. The Company now expects cash provided by operating activities, less cash used in investing activities, of approximately $185 to $200 million in fiscal 2005.

For the fiscal 2005 third quarter, the Company expects sales growth of approximately 4% to 6% over net sales of $811 million in the third quarter of fiscal 2004, and diluted earnings per share of approximately $0.21 to $0.25 which compares to $0.25 for the third quarter of fiscal 2004. We also expect integration costs of approximately $0.02 per share in the third quarter of fiscal 2005, which compares to $0.02 per share in the second quarter of fiscal 2004.

Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in net sales in fiscal 2004. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles ’n Bits®, Pup-Peroni®, Snausages®, and NawSomes! ®, Del Monte products are found in nine out of ten American households. For more information on Del Monte Foods Company, visit the Company’s Web site at www.delmonte.com.

Del Monte Foods will host a live audio web cast, accompanied by a slide presentation, to discuss its fiscal 2005 Second Quarter results at 8:00 a.m. PDT (11:00 a.m. EDT) today. The web cast, slide presentation, and historical, quarterly results can be accessed at www.delmonte.com/company/investors. The web cast and slide presentation will be available online following the presentation.

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results and business plans.

Factors that could cause actual results to differ materially from those described in this press release include, among others: general economic and business conditions; cost and availability of commodities, ingredients and other raw materials, including without limitation, steel, grains, meat by-products, tuna and energy; ability to increase prices and reduce costs; high leverage and ability to service and reduce our debt; costs and results of efforts to improve the performance and market share of the businesses we acquired from Heinz; effectiveness of marketing and trade promotion programs; changing consumer and pet preferences; timely launch and market acceptance of new products; implementation of our trade promotion spending improvement project and of our distribution network improvement project; competition, including pricing and promotional spending levels by competitors; transportation costs; insurance coverage; product liability claims; weather conditions; crop yields; changes in U.S., foreign or local tax laws and rates; foreign currency exchange and interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers; acquisitions, including identification of appropriate targets and successful integration of any acquired business; changes in business strategy or development plans; availability, terms and deployment of capital; dependence on co-packers, some of whom may be competitors or sole-source suppliers; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental regulations; industry trends, including changes in buying, inventory and other business practices by customers; public safety and health issues; and other factors.

These factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended May 2, 2004. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

Del Monte Foods Company – Selected Financial Results

Net Sales by Segment
(In millions)

	Three Months Ended		Six Months Ended
	October 31,	October 26,	October 31,	October 26,
	2004	2003	2004	2003
Consumer Products	$629.1	$599.4	$1,076.1	$1,048.4
Pet Products	217.5	192.2	396.5	354.5

Total Company	$846.6	$791.6	$1,472.6	$1,402.9

Operating Income by Segment
(In millions)

	Three Months Ended		Six Months Ended
	October 31,	October 26,	October 31,	October 26,
	2004	2003	2004	2003
Consumer Products	$73.8	$67.1	$109.1	$98.6
Pet Products	31.5	33.7	48.3	60.7
Corporate	(11.6)	(9.3)	(23.2)	(16.3)

Total Company	$93.7	$91.5	$134.2	$143.0

Selected Balance Sheet Data
(In millions)

	October 31, 2004	May 2, 2004
Cash and cash equivalents	$10.8	$36.3
Trade accounts receivable, net of allowance	240.9	222.3
Inventories	1,172.2	823.5
Total assets	3,766.3	3,459.7
Accounts payable and accrued expenses	542.3	427.2
Short-term borrowings	142.0	0.8
Long-term debt, including current portion	1,372.1	1,375.8
Stockholders’ equity	1,188.8	1,128.9

Selected Cash Flow Data
(In millions)

	Six Months Ended
	October 31, 2004	October 26, 2003
Net cash used in operating activities	$(138.2)	$(115.3)
Net cash used in investing activities	(32.8)	(42.7)

Total	(171.0)	(158.0)
Net cash provided by financing activities	143.9	125.5
Depreciation and amortization	45.3	43.0

DEL MONTE FOODS COMPANY
Condensed Consolidated Statements of Income
(In millions, except share and per share data)

	Three Months Ended		Six Months Ended
	October 31,	October 26,	October 31,	October 26,
	2004	2003	2004	2003
Net sales	$846.6	$791.6	$1,472.6	$1,402.9
Cost of products sold	624.2	580.6	1,103.4	1,037.2

Gross profit	222.4	211.0	369.2	365.7
Selling, general and administrative expense	128.7	119.5	235.0	222.7

Operating income	93.7	91.5	134.2	143.0
Interest expense	25.9	30.9	50.5	60.9
Other income (expense)	(0.5)	2.4	(2.5)	1.6

Income from continuing operations before income taxes	67.3	63.0	81.2	83.7
Provision for income taxes	25.5	22.3	30.8	29.5

Income from continuing operations	41.8	40.7	50.4	54.2
Income (loss) from discontinued operations before income taxes	(0.6)	(0.3)	(0.7)	1.5
Provision (benefit) for income taxes	(0.4)	0.2	(0.4)	1.2

Income (loss) from discontinued operations	(0.2)	(0.5)	(0.3)	0.3

Net income	$41.6	$40.2	$50.1	$54.5

Earnings per common share
Basic:
Basic Average Shares	210,216,329	209,458,920	210,015,490	209,412,640
EPS — Continuing operations	$0.20	$0.19	$0.24	$0.26
EPS — Discontinued operations	—	—	—	—

EPS — Total	$0.20	$0.19	$0.24	$0.26

Diluted:
Diluted Average Shares	212,066,245	210,630,911	211,893,409	210,541,998
EPS — Continuing operations	$0.20	$0.19	$0.24	$0.26
EPS — Discontinued operations	—	—	—	—

EPS — Total	$0.20	$0.19	$0.24	$0.26

CONTACTS:
	Brandy Bergman/Tracy Greenberger (Media) Citigate Sard Verbinnen (212) 687-8080	Tom Gibbons (Analysts) Del Monte Foods (415) 247-3382

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